Exhibit 99

INNSUITES HOSPITALITY TRUST (IHT) REPORTS
FISCAL 2003 YEAR-END RESULTS

Phoenix, AZ., May 5, 2003- InnSuites Hospitality Trust (AMEX:IHT)

Highlights:

•                  Consolidated Revenue totaled $26.9 million, a decrease of 3% from the prior year of $27.7 million.

•                  Recurring FFO for fiscal year 2003 was $(1.4 million) or $(0.69) per basic share, which excludes the one-time charge for the impairment of one of the Trust’s hotels, compared to $(272,000) or $(0.13) per basic share in the prior year, which excludes the one-time charge for the acquisition of the InnSuites Hotels, Inc.

•                  InnSuites’ year-end results reflect the effects of the continued sluggish economy, the slow down in travel, and intense rate pressure from increasing competition.

InnSuites Hospitality Trust reported revenue of  $26.9 million for the fiscal year ended January 31, 2003, a decrease of 3% from $27.7 million for the prior year. The decrease in revenues was minimized by increased sales and marketing efforts. While the number of occupied rooms decreased slightly, the average rate per room was stable.

The Trust’s total net loss attributable to Shares of Beneficial Interest for the fiscal year ended January 31, 2003 was $(3.4 million), or $(1.67) per basic share, compared to a loss of $(3.5 million), or $(1.66) per basic share for the prior fiscal year.

The Trust had a net loss attributable to Shares of Beneficial Interest of $(2.7 million), or $(1.35) per basic share, for the fourth quarter of fiscal year 2003 compared to a loss of $(861,000), or $(0.40) per basic share, for the same period in fiscal year 2002.

The Trust had Recurring Funds From Operations (FFO) of $(1.4 million) or $(0.69) per basic share, which excludes a charge for the impairment of a hotel property of $590,000 for fiscal year 2003. The recurring FFO was a decrease of $1.2 million, or $0.56 per basic share, from the prior fiscal year’s recurring FFO of  $(272,000), or $(0.13) per basic share, which excludes the one-time charge for the acquisition of InnSuites Hotels, Inc. of $1.6 million.

FFO is a widely used measure of a REIT’s performance that excludes non-cash charges, including depreciation of real estate and gains and losses on disposal of assets.  FFO is an alternative non-GAAP measure of a company’s cash flow and its ability to pay dividends.  See reconciliation below.

	Fiscal Year Ended January31, 2003	Fiscal Year Ended January 31, 2002
Net loss attributable to Shares of Beneficial Interest	$(3,445,948)	$(3,539,402)
Depreciation of hotel properties	3,395,844	3,056,489
Loss on disposal of assets	66,401	45,866
Loss on impairment of hotel properties	589,687	—
Extraordinary items	—	322,153
Minority interest share of depreciation, loss on disposals, loss on impairment of hotel properties and extraordinary items	(2,034,159)	(1,765,306)
Funds from operations	$(1,428,175)	$(1,880,200)
One-time charge for acquisition of InnSuites Hotels, Inc.	—	1,608,482
Comparable funds from operations	$(1,428,175)	$(271,718)
FFO per basic share	$(0.69)	$(0.13)

Several factors can impact the Trust’s FFO per basic share, including, but not limited to, changes in occupancy rates, property acquisitions and dispositions, and overall economic conditions.

Positioned for the Future

Over the past two years, the travel and hospitality industries have been challenged by the uncertain economy and world events.  The Trust has responded to these events with aggressive cost-cutting measures which, when combined with sales initiatives, have helped the Trust to somewhat mitigate the economic impact of these events.  As a step to reduce losses, the Trust sold the Scottsdale InnSuites hotel on March 21, 2003 at its appraised value of $3.1 million.  For the fiscal year ended January 31, 2003, the Scottsdale hotel accounted for $632,000 of the loss attributable to Shares of Beneficial Interest, or $(0.31) per basic share.  The buyer was an affiliate of James Wirth, President of the Trust.  Although the Trust does expect a modest pickup in the economy and in travel in the coming year, nevertheless, the Trust is taking additional steps to cut costs and improve stability.

Your Suite Choice®- Value Concept

InnSuites Hospitality Trust is a mid-market studio and two-room suite hospitality real estate hotel investment trust with 10 moderate service and full service hotels containing 1,555 hotel suites located in Arizona, New Mexico and Southern California.  For reservations, call 1-888-INNSUITES, or visit www.innsuites.com.  For investor information, visit www.innsuitestrust.com.

Certain matters within this press release may be discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Act and InnSuites Hospitality Trust intends that such forward-looking statements be subject to the safe-harbor created thereby.  Such forward-looking statements include, but are not limited to: (i) expectations of growth in the financial and operating results of the Trust, (ii) expectations of growth opportunities through acquisitions, (iii) expectations of reductions in costs incurred by the Trust, (iv) expectations to refinance or dispose of individual hotels, and (v) expectations that the travel and hospitality industries will rebound in the near future. InnSuites Hospitality Trust cautions that these statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements contained herein.  Such risks include, but are not limited to: a) fluctuations in hotel occupancy rates, b) changes in room rental rates which may be charged by InnSuites Hotels in response to market rental rate changes or otherwise, c) interest rate fluctuations, d) changes in federal income tax laws and regulations, e) competition, f) any changes in the Trust’s financial condition or operating results due to acquisitions or dispositions of hotel properties, g) real estate and hospitality market conditions, h) hospitality industry factors, i) terrorist attacks or other acts of war, j) communicable diseases such as SARS, and k) local or national economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the hospitality industry or the markets in which the Trust operates or will operate. From time to time, these and other risks are discussed in the Trust’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.